EXHIBIT 23.1



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the inclusion in this Registration Statement on Form SB-2, of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 27, 2005, with respect to our audit of the consolidated financial statements and related consolidated statements of operations, stockholders' equity, and cash flows of Dobi Medical International, Inc. and Subsidiary, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.





/s/ Marcum & Kliegman LLP


New York, New York
April 21, 2005